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                    June 5, 2024

       Ellen Ingersoll
       Chief Financial Officer
       Viad Corp
       7000 East 1st Avenue
       Scottsdale, AZ 85251-4304

                                                        Re: Viad Corp
                                                            Form 10-K For
Fiscal Year Ended December 31, 2023
                                                            File No. 001-11015

       Dear Ellen Ingersoll:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services